Exhibit 99

ANNEX A

Common shares covered by this Form 144 are held, and intended to be sold, by the following persons:

Fund Name:        D(3) Family Fund, LP               67,300 common shares
IRS Ident. No.:   91-1704588
Address:          19605 NE 8th Street
                  Camas, WA 98607

Fund Name:        D(3) Family Bulldog Fund, LP       240,370 common shares
IRS Ident. No.:   76-0754973
Address:          19605 NE 8th Street
                  Camas, WA 98607

Fund Name:        DIII Offshore Fund, LP             92,330 common shares
Address:          Tradewinds Building, 4th Floor
                  P.O. Box N-10697
                  Nassau, Bahamas

Name:             Nierenberg Investment Management Company, Inc.
IRS Ident. No.:   91-1677205
Address:          19605 NE 8th Street
                  Camas, WA 98607
Phone:            360-604-8600

Name:             Nierenberg Investment Management Offshore, Inc.
Address:          Tradewinds Building, 4th Floor
                  P.O. Box N-10697
                  Nassau, Bahamas
Phone:            360-604-8600


The shares been sold are being acquired by the selling parties upon conversion of shares of the issuer's convertible preferred stock, as reported in response to Table I.

Nierenberg Investment Management Company, Inc. is the general partner for the D(3) Family Fund, LP and the D(3) Family Bulldog Fund, LP.

Nierenberg Investment Management Offshore Inc. is the general partner for the DIII Offshore Fund, LP. Nierenberg Investment Management Offshore Inc. is a wholly owned subsidiary of Nierenberg Investment Management Company, Inc.

David Nierenberg, President of Nierenberg Investment Management Company, Inc. and Nierenberg Investment Management Offshore Inc. is the sole director of the two general partners.